Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

March 29, 2022

Surrozen, Inc.

171 Oyster Point Blvd, Suite 300

South San Francisco, CA 94080

Re: Surrozen, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Surrozen, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) covering the offering of up to 2,642,804 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) consisting of (a) 2,202,336 shares of Common Stock (the “Evergreen 2021 EIP Shares”) issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”); and (b) 440,468 shares of Common Stock (the “Evergreen 2021 ESPP Shares” and, together with the Evergreen 2021 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP” and, together with the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware (the “Domestication”) in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388 of the DGCL and to authorize the issuance of its shares prior to the Domestication, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 cooley.com

Surrozen, Inc.

March 29, 2022

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effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 of the DGCL were obtained, and (vi) the approval of the Plans by the board and shareholders of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company and the laws of the Cayman Islands.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 cooley.com